Exhibit 4.28.1

Additional Agreement No. 1

to Agreement between OAO Rostelecom and OAO Uralsvyazinform  No. 752-05-23 dated January 01, 2006

Moscow	January 01, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and “Uralsvyazinform”, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anatoly Yakovlevich Ufimkin, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments in the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.                             Clause 1.6. of the Contract shall read as follows:

«1.6. “Users” shall mean persons including subscribers who orders and/or uses telecommunication services through the Operator, or through the telecommunications operator whose telecommunication network is connected to the Operator’s network at the local or zone level, and who is not the Associated Operator, provided that settlements with the mentioned persons for telecommunication services rendered by Rostelecom shall be made by the Operator pursuant terms and conditions of this Contract. The list of telecommunications operators whose telecommunication network is connected to the Operator’s network at the local or zone level, who is not the Associated Operator, settlements with whom for telecommunication services rendered by Rostelecom shall be made by the Operator pursuant terms and conditions of this Contract, will be provided in a separate Additional Agreement which shall be entered into by the Parties after or concurrently with this Contract’s coming into force”».

2.                             Clause 1.4. of the Contract shall be amended as follows:

«1.4. “Accrued income” means payments to the Operator by the Users for the Services rendered in the corresponding month».

3.                             Clause 1.7. of the Contract shall be amended as follows:

«1.7. “Revenue earned” means  the income actually received by the Operator from the Users in the corresponding month on account of payment for the Telecommunication Services».

4.                             Clause 1.8. of the Contract shall be amended as follows:

« 1.8. “Billing period” means a calendar month following the Accounting period».

5.                             Article 1 of the Contract shall be added by Paragraph 1.13. as follows:

«1.13. “Billing period” means a calendar month during which Telecommunication Services were rendered to the Users».

6.                             Paragraph 3.3.10 of the Contract shall be added by the following provision: “Make second copies of invoices”.

7.                             In Paragraph 3.3.11 of the Contract, the words “second copies of invoices” shall be inserted before the words “billing data”.

8.                             In Paragraph 3.3.4 the words “within 10 days following the invoice” shall be substituted by the words “within 15 days following the invoice”.

9.                             In Paragraph 4.1.2. of the Contract, the sentence “The amount of payment, the settlement procedure between the Parties for the Services rendered by the Operator to Rostelecom, shall be provided for by Appendix 2 to the Contract” shall be substituted by the sentence “The amount of payment, the settlement procedure between the Parties for the Services rendered by the Operator to Rostelecom, shall be provided for by Appendix 7 to the Contract”.

10.                       Appendix 3 shall be amended in version 2:

11.                       Appendix 4 shall be amended in version 2:

12.                       Appendix 5 shall be amended in version 2:

13.                       Appendix 7 of the Agreement shall be amended as follows:

Appendix No. 7

to Agreement

Dated 01 January, 2006

PARTIES MUTUAL SETTLEMENT PROCEDURE

1.                   The monetary obligations of the Operator to Rostelecom (para. 4.1.1 of the Agreement).

1.1.           Within the term before the 25th day of the Billing period the Operator must transfer to Rostelecom one hundred per cent (100%) of the Accrued income for the month preceding the Billing period for the Telecommunication Services rendered during all periods preceding the Billing period, in accordance with the Operator’s Report.

1.2.           Irrespective of any provision of para. 1.1 of this Appendix 7 contradicting the understated, before the 25th day of the Billing period the Operator must transfer to Rostelecom, irrespective of the amount of payment received in the month preceding the Billing period, no less than the Minimal payment in the amount of 34 % of the Accrued income for the Services rendered during the month preceding the Billing period (para. 4.1.1 of the Agreement).

1.3.           Rostelecom presents to the Operator the invoice for the payment of the Revenue earned, for the amount determined with the consideration of para. and 1.2. hereof, before the 20th day of the Billing period.

2.                   The monetary obligations of Rostelecom to the Operator (para. 4.1.2. of the Agreement).

2.1.           Rostelecom is obliged to pay to the Operator the consideration for the services rendered by the Operator to Rostelecom in accordance with para. 2.2 and the remuneration for the fulfillment by the Operator of the commission specified in para. 2.1. of Section 2 of this Agreement, within the terms and in the amount stated below. The total sum of the monetary obligations of Rostelecom for the services rendered to Rostelecom by the Operator in accordance with para. 2.2 and the remuneration for the commission performed by the Operator, specified in para. 2.1. of Section 2 of the Agreement, in every corresponding period is calculated on the basis of the Acceptance Acts signed by the Parties for the corresponding periods.

2.2.           Within the term before the 25th day of the Billing period Rostelecom is obliged to transfer to the Operator the payment in the amount Y, which equals the sum of the payments not transferred by Rostelecom by the above indicated date of payment for the services under the Agreement rendered Rostelecom by the Operator during all the periods preceding the corresponding Billing period, the cost of which has been estimated in accordance with Appendix 2 to the Agreement. At that, the maximum amount of payment Y, due to transfer in every Billing period equals M, the value calculated for every Billing period by the following formula:

M = Areceived — Amin. where

M — is the maximal value of payment Y due to payment to the Operator by Rostelecom in the corresponding Billing period.

A received — is the Revenue earned in the month preceding the Billing period, in accordance with the Operator’s Report, for the Telecommunication Services rendered by Rostelecom to the Users during all periods preceding the Billing period.

A min. — the amount of the Minimal payment, in accordance with para. 1.2. hereof.

The calculated payment Y is included into the cost of the services rendered by the Operator to Rostelecom under this Agreement for all periods of its validity, in the part in which these services were not paid for by the moment of the calculation of the payment. The Parties agree that in the first place the payments account for the services rendered during the earlier periods.

2.3.           Rostelecom transfers to the Operator the payments, in accordance with para. 2.2. hereof, until the amount of all payments transferred by Rostelecom in accordance with this para. 2 equals the total cost of the services rendered by the Operator to Rostelecom under this Agreement.

2.4.           The Operator presents to Rostelecom the invoices for the payments specified in para. 2.2. hereof, for the sums calculated in accordance with the mentioned paragraph, before the  20th day of the month in which the corresponding payment is due to be performed.

3.                   With the purpose of the termination (full or partial) its obligations indicated in paras 1 and 2 of this Appendix  and the termination of the obligations of Rostelecom to the Operator under the Contract on network connection                       in the version of                       (“Contract on Connection”), the Parties to have monthly setting off the counter-claims by signing the Acts of offsetting counter-claims on the days when such obligations of the Parties shall be fulfilled under this Agreement and the Contract on Connection.

14.                       Appendix 8 shall be amended in version 2:

Add Clause 8 to Appendix 9 in the following version:

«8. Provision of information regarding users’ accounts receivable in order to create a reserve on doubtful debts for taxation purposes.»

The Operator shall on a monthly basis, by the 15th day of the month following the month of the end of the quarter, provide Rostelecom with the electronic report on the indebtedness for the Services of Rostelecom as of the last date of the quarter, by form 9 (in Excel).

15.                       This Agreement is an inseparable part of the Contract.

16.                       All terms used in this Agreement have a meaning, fixed for them in the Contract.

17.                       All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

18.                       The agreement is issued in the Russian language in two copies, one for  each Party.

19.                       This Agreement shall come into force from the date hereof. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Telecommunications Network Connection dated January 01, 2006.

20.                       Details and Signatures of the Parties

OAO Rostelecom:	OAO Uralsvyazinform:

Legal address: 127091, Moscow,	Legal address: 620014
Delegatskaya st., 5	Yekaterinburg, Moskovskaya st., 11

General Director	General Director

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin

January 01, 2006	January 01, 2006

Seal here	Seal here